EXHIBIT 12
NATIONAL FUEL GAS COMPANY
COMPUTATION OF RATIO OF
EARNINGS TO FIXED CHARGES
UNAUDITED

	Fiscal Year Ended September 30,

	2017	2016	2015	2014	2013
(Dollars in Thousands)
EARNINGS:
Net Income (Loss) Available for Common Stock	$283,482	$(290,958)	$(379,427)	$299,413	$260,001
Plus Income Tax Expense (Benefit)	160,682	(232,549)	(319,136)	189,614	172,758
Less Investment Tax Credit (A)	(173)	(348)	(414)	(434)	(426)
(Less Income) Plus Loss from Unconsolidated Subsidiaries	—	—	—	(397)	204
Plus Distributions from Unconsolidated Subsidiaries	—	—	—	—	—
Plus Interest Expense on Long-Term Debt	116,471	117,347	95,916	90,194	90,273
Plus Other Interest Expense	3,366	3,697	3,555	4,083	3,838
Less Amortization of Loss on Reacquired Debt	(529)	(529)	(529)	(529)	(721)
Plus Allowance for Borrowed Funds Used in Construction	1,655	2,006	1,964	900	827
Plus Other Capitalized Interest	1,275	238	4,191	3,560	1,801
Plus Rentals (B)	4,615	9,479	13,866	13,700	14,204

	$570,844	$(391,617)	$(580,014)	$600,104	$542,759
FIXED CHARGES:
Interest & Amortization of Premium and Discount of Funded Debt	$116,471	$117,347	$95,916	$90,194	$90,273
Plus Other Interest Expense	3,366	3,697	3,555	4,083	3,838
Less Amortization of Loss on Reacquired Debt	(529)	(529)	(529)	(529)	(721)
Plus Allowance for Borrowed Funds Used in Construction	1,655	2,006	1,964	900	827
Plus Other Capitalized Interest	1,275	238	4,191	3,560	1,801
Plus Rentals (B)	4,615	9,479	13,866	13,700	14,204

	$126,853	$132,238	$118,963	$111,908	$110,222
RATIO OF EARNINGS TO FIXED CHARGES	4.50	(D)	(C)	5.36	4.92

(A)	Investment Tax Credit is included in Other Income.

(B)	Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

(C)
The ratio coverage for the fiscal year ended September 30, 2015 was less than 1:1. The Company would have needed to generate additional earnings of $698,977 to achieve a coverage of 1:1 for the fiscal year ended September 30, 2015.

(D)
The ratio coverage for the fiscal year ended September 30, 2016 was less than 1:1. The Company would have needed to generate additional earnings of $523,855 to achieve a coverage of 1:1 for the fiscal year ended September 30, 2016.